SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10g /A

Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Bozki, Inc.

Illinois	81-4200647
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
7372 (Primary Standard Industrial Classification Code Number)
205 W. Wacker Dr. Suite 1320 Chicago, IL, USA
(Address of principal executive offices)

Telephone: (312) 767-2124

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on which Each Class is to be Registered
None	N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

Title of Each Class to be so Registered
Common A Shares, par value $0.01

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of a “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

This registration statement on Form 10 (the “Registration Statement ”) is being filed by Bozki, Inc. in order to register common stock of the Company voluntarily pursuant to Section 12(g) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company is not required to file this Registration Statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.  The registration statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 100 F Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at l.800.SEC.0330. The SEC maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with it. The address of the SEC’s Website is http://www.sec.gov.

Bozki, Inc.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Business.

BUSINESS

Bozki was previously known as PRM Transfer Corporation, an Illinois corporation in December 31, 1997 then later changed its name Professional Resource Management, Inc. in January 14, 1998. The company was renamed Bozki, Inc. on October 21, 2015. Bozki, Inc. was a wholly-owned subsidiary of Epazz, Inc. until July 31, 2015. Epazz, Inc. did not file an information statement at the time the company was spun off.

Overview

Bozki is a cloud infrastructure business service company which focuses on providing consulting services, software services, web hosting services, infrastructure development services and installation services to businesses worldwide. Bozki licenses, resells and manages services acquire from other companies and combine them into a single solution for each customer. Starting in 2015 and continuing through the third quarter of 2016 the Company was developing the service model, analyzing market opportunities and securing supplier relationships. The former parent company of Bozki, Inc. was helping to fund some of these efforts.

Infrastructure as a Service

Transitioning Services

Infrastructure as a Service: For larger organizations who which to transi tion to 100% cloud computing. Bozki provides Infrastructure as a Service managed consulting services. Bozki helps the customers design a process for transi tioning from their own data center into a cloud infrastructure . Bozki determine s the best options and best cloud computing platform based on the customer’s needs and technology preferences. Then Bozki uses world class tools to upload the data. In some cases depending on the size of the data ; Bozki create s a private high speed network to upload the data with the highest bandwidth speed available.

IaaS Managed Services

Once the customer fully transitions to the cloud infrastructure, Bozki becomes the 24/7/365 I . T . department. Bozki manages the cloud computing infrastructure and assists the end-users with any I . T . support includ ing : help desk via remote desktop, phone support, chat support and email support.

Platform as a Service

PaaS Managed Services

Platform as a service: Bozki provides managed cloud services for platform as a service (PaaS) which are design for, created on and customize d to cloud applications via Amazon Web Services, Google Computing and Azure cloud platform s . Bozki manages the platform as a service so our customers can focus on updating critical business data , and managing their business functions. Bozki provides 24/7/365 technical support to the cloud computing platform. Bozki monitors the customer’s cloud computing applications, update s the security patches, updates the third party software application, operating system updates and bandwidth usages. The customer is able to contact our support team via email, chat, remote desktop and phone.

Help Desk/Hardware Support Services

Bozki will also build, configure, ship and support hardware for the customer such as computer s , printers and file storage devices. Hardware is design to be plug and play. Therefore, Bozki does not require any of its person nel to be on-site for the customer. If the customer require s on-site support ; Bozki will sub-contract with a local IT firm to support on-site support services while Bozki ’s technician view the work via video conferencing tool such as Skype.  Bozki works with its c ustomers to setup backup internet service providers.

Current State of Business

Bozki during the fourth quarter of 2016 enters in subscription agreements and manage service agreements with our customers. The customers will make annual payment for the cloud services we provide to them. Currently the Company has h undreds of customers generating revenue through the agreements. The Company has hired technical and marketing staff to fulfill these agreements. The Company has been building a sales pipeline.

Containers

Bozki, Inc. specializes in cloud infrastructure business services. Bozki’s services works with customers to deploy their infrastructure into the cloud.

Strategy and Implementation Summary

Bozki has an initial strategy to emphasize service and support. Both are essential in growing our business. By understanding our customers’ needs we can adapt and develop the account as needed. In addition, as we continue to develop our people, we will become more aware of our customers’ needs, thus allowing us to overcome obstacles as they may arise.

Market Analysis

Bozki intends to market a cloud infrastructure business services into an existing marketplace that has not thought outside the box or looked to add efficiency into an existing software design.

Competition

Our competition is primarily other business consulting companies and SaaS companies selling via the Internet.

Government Regulation

Bozki’s business is subject to federal, state and local laws, ordinances and regulations which establish various health and environmental quality standards, and liability related thereto, and provide penalties for violations of those standards.

Emerging Growth Company

 Bozki is an emerging growth company as defined by the JOBS Act. An “emerging growth company” is an issuer whose initial public offering was or will be completed after Dec. 8, 2011, and had total annual gross revenues of less than $1 billion during its most recently completed fiscal year. Bozki intends to rely upon the various exemptions available to companies meeting emerging growth company definition.

Employees

Bozki has 10 employees, all of whom are employed at its Chicago office. We are not a party to a collective bargaining agreement with our employees and we believe that our relationships with our employees are satisfactory.

Bozki currently anticipates that it will hire additional employees in the last quarter of 2016. We do not feel that we would have any difficulty in locating needed help.

From time-to-time, Bozki anticipates that it will use the services of independent contractors and consultants to support its business development. We believe our future success depends in large part upon the continued service of our senior management personnel and our ability to attract and retain highly qualified managerial personnel.

Registering Shares

Bozki has filed this Form 10 to voluntarily register its shares for the reasons the company plans to develop and market the services during this year and it needs to begin the process of investing into infrastructure to market the services .

Bozki may have a liability in connection with the July 31, 2015 spin-off to holders of Epazz, Inc. Common A stock, Common B Stock, Preferred A, Preferred B and Preferred C. Bozki shares were not registered shares closer to the issuance date, it m ay not be able to rely on the conditions outlined by the Staff in Staff legal Bulletin 4, addressing spin-offs. This is the second spin-off Epazz, Inc. which may have a liability in connection , the first one being FlexFridge. In both cases Epazz , Inc. issued a dividend to Epazz ’s stockholders. Also in both cases Epazz , Inc. needed additional time and funding in order to complete the register closer to the issuance date . However, it was not a sale of shares by the parent company. Furthermore, n o shares can b e distributed until the final Form 10 is effective.

In the Staff Bulletin, the Staff addresses concerns specific to spin-offs that would warrant registration under the Securities Act. The Staff Bulletin states “a subsidiary (Bozki) must register a spin-off of shares under the Securities Act if the spin-off is a “sale” of the securities by the parent.”

The Commission has long held that a dividend of securities generally does not constitute a “sale” within the meaning of Section 2(a)(3) of the Securities Act because such dividend does not constitute a disposition “for value” within the meaning of that section. See Securities Act Release No. 929 (July 29, 1936). T he share dividend which effectuated the spin-off of the Subsidiary is also exempt under Section 4(a)(2) of the Securities Act as the dividend was not a public offering.

Epazz , Inc. spun off its non-reporting Subsidiary (Bozki) by way of a non-public share distribution. That is, each stockholder of the Issuer was delivered shares of the Subsidiary as a matter of right predicated upon their holdings of the Issuer’s common stock – e.g., a dividend. This transaction differs from that posited on in Footnote 5 of the Staff Bulletin given the Issuer’s obligations under the Exchange Act. Thus, the Footnote is not applicable, rendering the Issuer’s obligation to provide adequate information in advance of the spin-off. Notably, however, the Subsidiary has subsequently filed a registration statement on Form 10-12G, which includes adequate information concerning the spin-off and the operations of the Subsidiary.

The spin-off substantially complies with the aforementioned requirements and does not violate the policy aims of the Staff Bulletin.

- the stockholders of the Issuer are not providing consideration for the shares received of the Subsidiary, rather the shares were issued to stockholders as a de-facto dividend;

- the shares of the Subsidiary were distributed pro rata to the common shareholders of the Issuer;

- all necessary information has been distributed to the shareholders of the Subsidiary and is currently publicly disclosed by way of this Form 10-12G registration statement;

- the Subsidiary has valid business purposes for the spin-off and is not distributing restricted securities; and

- the shares of the Subsidiary issued to the stockholders of the Issuer were restricted shares within the meaning provided by Rule 144.

Item 1A. Risk Factors.

Smaller reporting companies are not required to provide the information required by this item.

Item 2. Financial Information.

Selected Financial Data

Smaller reporting companies are not required to provide the information required by this item.

Results of operations for Bozki, Inc.

The Company’s retained deficit from inception on December 31, 1997 through December 31, 2015 was $88,281.

There were no revenue for the nine months ended September 30, 2016 and 2015.

During the nine months ended September 30, 2016, the Company incurred costs associated with imputed interest expense of $599.  During the nine months ended September 30, 2015, the Company incurred costs associated with imputed interest expense of $599 and stock based compensation associated with the spinoff of $76,675.  Net loss for the nine months ended September 30, 2016 and 2015 was $599 and $77,274, respectively.

During the three months ended September 30, 2016, the Company incurred costs associated with imputed interest expense of $200.  During the three months ended September 30, 2015, the Company incurred costs associated with imputed interest expense of $200 and stock based compensation associated with the spinoff of $76,675.  Net loss for the three months ended September 30, 2016 and 2015 was $200 and $76,875, respectively.

Results of operations for Bozki, Inc.

There have been no revenue for the years ended December 31, 2015 and 2014.

During 2015, the Company incurred costs associated with imputed interest expense of $799 and stock based compensation associated with the spinoff of $76,675.  The company incurred other general and administrative fees of $122,178 in 2014. Net loss for the year ended December 31, 2015 and 2014 was $77,915 and $122,178, respectively.

Liquidity and capital resources

Since the spinoff from Epazz, Inc., no shares have been sold.

As of December 31, 2014, our total assets were $-0- and our total liabilities were $10,366. As of December 31, 2015, our total assets were $-0- and our total liabilities were $10,807.  Liabilities consisted of funds advanced an affiliated company and accounts payable.

During the year ended December 31, 2015 the Company generated no cash from operating activities and in the year ended December 31, 2014 the company used cash of $439 from operating activities.

The former parent company of Bozki, Inc. was helping to fund the Company’s needs through the third quarter of 2016. The company is hoping to raise $600,000 over the next 6 months and $3,000,000 over the next few years. The additional funding will be used for acquisitions and mergers to improve the product line, generate growth and achieve better economy of scale.

Private Placements from Institutional Investors as a Source of Funding

Bozki intends to use private placement from accredited investors to fund working capital need during the implementation and market grow.   The Company is working with investment bankers and other funding sources to complete the private placements.

The company believes there are circumstances which may prevent it from having a successful ability to close on private placements.

Immediate Funding Needs (current through June 201 7 )

The Company immediate needs are approximately $ 200 ,000. We a re currently in negotiations with investment bankers and other lenders to secure these funds. These funds will be used to develop websites and hire additional marketing staf f .

Short-term Funding N eeds ( July 201 7 to February 201 8 )

The Company short-term needs are approximately $ 4 00 ,000. The Company will use these fund s to hire additional sales and development staff.

Long-term Funding N eeds ( March 201 8 through December 20 20 )

To further implement our business plan, $3,000,000 will need to be raised in order to hire the marketing and sales staff for the purposes of expanding into international markets.

Summary of Cash and Certain Other Compensation

At present Bozki has only two executive officers. The compensation program for future executives will consist of three key elements which will be considered by a compensation committee to be appointed:

•	A base salary;

•	A performance bonus; and

•	Periodic grants and/or options of our common stock.

Base Salary. Bozki chief executive officer and all other senior executive officers receive compensation based on such factors as competitive industry salaries, a subjective assessment of the contribution and experience of the officer, and the specific recommendation by our chief executive officer.

Performance Bonus. A portion of each officer’s total annual compensation is in the form of a bonus. All bonus payments to officers must be approved by our compensation committee based on the individual officer’s performance and company performance.

Stock Incentive. Stock options are granted to executive officers based on their positions and individual performance. Stock options provide incentive for the creation of stockholder value over the long term and aid significantly in the recruitment and retention of executive officers. The compensation committee considers the recommendations of the chief executive officer for stock option grants to executive officers (other than the chief executive officer) and approves, disapproves or modifies such recommendation. See “Market Price of and Dividends on our Common Equity and Related Stockholder Matters - Securities Authorized for Issuance under Equity Compensation Plans.”

Compensation to our officers and employees will be paid only when we have sufficient funds for that purpose. At present, we do not possess such funds.

Item 3. Properties.

Bozki’s principal office in Chicago, Illinois 205 W. Wacker Dr. Suite 1320, Chicago, IL 60606.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

PRINCIPAL STOCKHOLDERS

The following table sets forth, following the Effective Date of the spinoff, information concerning ownership of Bozki securities by:

•	Each person who will beneficially own more than five percent of the outstanding shares of Bozki common stock;

•	Each of Bozki’ directors;

•	Each of Bozki’ named executive officers; and

•	All of Bozki’ directors and officers as a group.

The following table sets forth, Benef icial Owner for each class of stock as of December 31, 2016.

	Common Stock, Class A
Name and Address of Beneficial Owner (1) (2)	Owned	Percent
Shaun Passley, Ph.D. CEO, CFO, and Chairman of the Board of Directors 512 N. McClurg Ct Chicago, IL 60611	27,032,8 19	83.3%

GG M ars C apital, I nc . (5)	2,701,212	8.3%
309 E Rand Rd Arlington Heights, IL 60004

S tar F inancial C orporation (5)	2,702,001	8.3%
5539 RFD
Long Grove, IL 60047

	Common Stock, Class B
Name and Address of Beneficial Owner (1)	Owned	Percent
Shaun Passley, Ph.D.	23,000,000	100.0%
CEO, CFO, and Chairman of the Board of Directors 512 N. McClurg Ct Chicago, IL 60611

5

	Preferred Stock, Series A
Name and Address of Beneficial Owner (1)	Owned	Percent
Shaun Passley, Ph.D.	74 5 ,872	100.0%
CEO, CFO, and Chairman of the Board of Directors 512 N. McClurg Ct 602 Chicago, IL 60611
	Preferred Stock, Series B
Name and Address of Beneficial Owner (1)	Owned	Percent
GG M ars C apital, I nc . (4)	388,754	4 2 . 8%
309 E Rand Rd Arlington Heights, IL 60004
S tar F inancial C orporation (3)	390,435	43 .0%
5539 RFD Long Grove, IL 60047

Craig Passley (2) 365 Shadow Creek Vernon Hills, IL 60061	104,3 5 8	11 . 5%

	Preferred Stock, Series C
Name and Address of Beneficial Owner (1) (5)	Owned	Percent
Craig Passley (2)	480,000	11.6%
365 Shadow Creek Vernon Hills, IL 60061
All directors and officers as a group (2)	480,000	11.6%

Star Financial Corporation (3)	1,7 87 ,000	43.0%
5539 RFD Long Grove, IL 60047
GG Mars Capital, Inc. (4)	1,779,268	42.8%
309 E Rand Rd Arlington Heights, IL 60004

(1) Other than as stated herein, there are no arrangements or understandings, known to us, including any pledge by any person of our securities:

(2) Shaun Passley, Ph.D. and Craig Passley are brothers and hold all the director and officer positions of Bozki, Inc.

(3)

(4)

(5)  Star Financial owned by Fay Passle y mother of Bozki, Inc.’s CEO, Shaun Passley, PhD.

(6)  GG Mars, Inc. owned by Vivienne Passley aunt of Bozki, Inc.’s CEO, Shaun Passley, PhD.

•	The operation of which may at a subsequent date result in a change in control of the registrant; or

•	With respect to the election of directors or other matters.

DESCRIPTION OF SECURITIES

The current authorized capital stock of Bozki consists of 250,000,000 shares of Common A stock, $0.01 par value per share (the “Common A Stock”), 23,000,000 shares of Common B stock (“Common B Stock”), $0.01 par value and 1,000,000 shares of Series A Preferred stock (“Preferred A Stock”), 1,000,000 shares of Series B Preferred stock, $0.01 par value per share (the “Preferred B Stock”) and 6,000,000 shares of Series C Preferred stock, $0.01 par value per share (the “Preferred C Stock”). As of January 17, 2017 , 32,446,671 share of Bozki Common A stock was issued and outstanding, 23,000,000 shares of Bozki Common B stock was issued and outstanding, 745,872 shares of Bozki Preferred A shares are issued and outstanding, 908,363 shares of Bozki Preferred B shares are issued and outstanding and 4,155,5 8 0 shares of Bozki Preferred C shares are issued and outstanding.

On October 1, 2016 the Company amended its Articles of Incorporation to change authorized chares as follows:

	Previously	New Authorized
	Authorized	Shares
Common Stock, Class A	1,000,000,000	250,000,000
Common Stock, Class B	60,000,000	23,000,000
Preferred Stock, Series A	1,000	1,000,000
Preferred Stock, Series B	1,000	1,000,000
Preferred Stock, Series C	3,000,000,000	6,000,000

 On October 1, 2016 the Company’s Board of Directors authorized a 10,000 to 1 reverse stock split of Company’s Class A common stock for shareholders of record as of October 1, 2016. Shareholders with less than 100 shares post-split were increased to a 100 share minimum.

On November 15, 2016 the Company’s Board of Directors authorized a 100 to 1 reverse stock split of Company’s Series C preferred stock for shareholders of record as of November 3, 2016.

The following description of certain matters relating to Bozki securities is a summary and is qualified in its entirety by the provisions of Bozki’ certificate of incorporation and bylaws.

Preferred Stock, Series A

The Company has 1,000,000 authorized shares of $0.01 par value Series A Convertible Preferred Stock (“Series A Preferred Stock”). The Series A Preferred Stock accrues dividends equal to 1.5% of the Company’s net income per quarter, beginning on January 1st of any calendar year in which the Company has generated net income over $1 million. The dividends are payable at the discretion of the Company, provided that any unpaid dividends accrue until paid. The Series A Preferred Stock includes a liquidation preference equal to $0.01 per share, plus any accrued and unpaid dividends. Series A Preferred Stock has a stated value of $100, affective November 1, 2016. The Series A Preferred Stock has limited voting rights, relating solely to matters which adversely affect the rights of the Series A Preferred Stock holders. Series A Preferred Stock does not convert into any other class of stock.

Stock Distribution

On August 3, 2015, Epazz, Inc. issued 1,000 shares of the Series A Preferred Stock of the Company among Epazz, Inc.’s shareholders pursuant to the spin-off of the Company from Epazz, Inc. Each shareholder of record on July 31, 2015 was issued one share of Bozki, Inc. Series A Preferred Stock for each share of Epazz, Inc. Series A Preferred Stock owned by the shareholder. A total of 1,000 of these shares were issued to related parties representing approximately 100% of the total shares issued. The third party valuation was conducted on the value of the shares which was $98,607.

On November 1, 2016, Shaun Passley converted 2,234,616,000 shares (post-split shares of 22,346,160) of Preferred Stock, Series C to 744,872 shares of Preferred Stock, Series A at a conversion ratio of 1 share Preferred Stock, Series A for 3,000 shares of Preferred Stock, Series C.

Preferred Stock, Series B

The Company has 1,000,000 authorized shares of $0.01 par value Series B Convertible Preferred Stock (“Series B Preferred Stock”). The Series B Preferred Stock accrues dividends equal to 1.5% of the Company’s net income per quarter, beginning on January 1st of any calendar year in which the Company has generated net income over $1 million. The dividends are payable at the discretion of the Company, provided that any unpaid dividends accrue until paid. The Series B Preferred Stock includes a liquidation preference equal to $0.01 per share, plus any accrued and unpaid dividends. Series B Preferred Stock has a stated value of $100, affective November 1, 2016. The Series B Preferred Stock has limited voting rights, relating solely to matters which adversely affect the rights of the Series B Preferred Stock holders. Series B Preferred Stock does not convert into any other class of stock.

Stock Distribution

On August 3, 2015, Epazz, Inc. issued 1,000 shares of the Series B Preferred Stock of the Company among Epazz, Inc.’s shareholders pursuant to the spin-off of the Company from Epazz, Inc. Each shareholder of record on July 31, 2015 was issued one share of Bozki, Inc. Series B Preferred Stock for each share of Epazz, Inc. Series B Preferred Stock owned by the shareholder. A total of 1,000 of these shares were issued to related parties representing approximately 100% of the total shares issued. The third party valuation was conducted on the value of the shares which was $98,607.

On November 12, 2016, GG Mars Capital, Inc. (a related party) converted 44,707 shares of Preferred Stock, Series C to 389 shares of Preferred Stock, Series B at a conversion ratio of 1 share Preferred Stock, Series B for 115 shares of Preferred Stock, Series C.

On November 12, 2016, L & F Lawn Services, Inc. (a related party) converted 2,740 shares of Preferred Stock, Series C to 24 shares of Preferred Stock, Series B at a conversion ratio of 1 share Preferred Stock, Series B for 115 shares of Preferred Stock, Series C.

On November 12, 2016, Star Financial Corporation (a related party) converted 44,900 shares of Preferred Stock, Series C to 390 shares of Preferred Stock, Series B at a conversion ratio of 1 share Preferred Stock, Series B for 115 shares of Preferred Stock, Series C.

On November 12, 2016, Craig Passley (a related party) converted 12,000 shares of Preferred Stock, Series C to 104 shares of Preferred Stock, Series B at a conversion ratio of 1 share Preferred Stock, Series B for 115 shares of Preferred Stock, Series C.

Convertible Preferred Stock, Series C

The Company has 6,000,000 authorized shares of $0.01 par value Series C Convertible Preferred Stock (“Series C Preferred Stock”). The Series C Preferred Stock accrues dividends equal to 1.5% of the Company’s revenues per quarter, beginning on January 1 st of any calendar year in which the Company has generated revenue over $1 million, and an additional 6% of the Company’s net income beginning on January 1 st of any calendar year in which the Company has generated net income over $2 million. The dividends are payable at the discretion of the Company, provided that any unpaid dividends accrue until paid. The Series C Preferred Stock includes a liquidation preference equal to $0.01 per share, plus any accrued and unpaid dividends. Series C Preferred Stock has a stated value of $1, effective November 1, 2016. T he Series C Preferred Stock, converts into the number of Common A stock which equals the state value of the Series C Preferred Stock . The Series C Preferred Stock shall each vote three voting share and shall vote together with the Common Stock of the Company. The Company shall reserve and keep available out of its authorized but unissued shares of Class A Common Stock such number of shares sufficient to effect the conversions. Forced Conversion.  Series C Preferred Stock may be forced converted into Class A Common Shares (with 5 business days’ written notice from the Corporation) if and only if the Corporation’s Class A Common Stock is listed on a National Securities Exchange (as defined under the Securities Exchange Act of 1934, as amended), Market Value of Class A Common Stock is double the stated value of Series C Preferred Stock and the Class A Common Stock underlying the Series C Preferred Stock is registered with the Securities Exchange Commission (“Forced Conversion”).

Stock I

On August 3, 2015, Epazz, Inc. issued 2 7 , 65 3 , 20 3 shares of the Series C Preferred Stock of the Company among Epazz, Inc.’s shareholders pursuant to the spin-off of the Company from Epazz, Inc. Each shareholder of record on July 31, 2015 was issued one share of Bozki, Inc. Series C Preferred Stock for each share of Epazz, Inc. Series C Preferred Stock owned by the shareholder. A total of 2 7 , 65 3 , 20 3 of these shares were issued to related parties representing approximately 100% of the total shares issued. The third party valuation was conducted on the value of the shares which was $98,607.

On October 2, 2016, Shaun Passley converted 9,000,000 shares (post-split shares of 90,000) of Preferred Stock, Series C to 27,000,000 shares of Common Stock, Class A at a conversion ratio of 1 share Preferred Stock, Series C for 3 shares of Common Stock, Class A.

On October 3, 2016, GG Mars Capital, Inc. (a related party) converted 900,000 shares (post-split shares of 9,000) of Preferred Stock, Series C to 2,700,000 shares of Common Stock, Class A at a conversion ratio of 1 share Preferred Stock, Series C for 3 shares of Common Stock, Class A.

On October 3, 2016, Star Financial Corporation (a related party) converted 900,000 shares (post-split shares of 9,000) of Preferred Stock, Series C to 2,700,000 shares of Common Stock, Class A at a conversion ratio of 1 share Preferred Stock, Series C for 3 shares of Common Stock, Class A.

On November 1, 2016, Shaun Passley converted 2,234,616,000 shares (post-split shares of 22,346,160) of Preferred Stock, Series C to 744,872 shares of Preferred Stock, Series A at a conversion ratio of 1 share Preferred Stock, Series A for 3,000 shares of Preferred Stock, Series C.

 On November 2, 2016, GG Mars Capital, Inc. (a related party) converted 44,707 shares of Preferred Stock, Series C to 388,754 shares of Preferred Stock, Series B at a conversion ratio of 1 share Preferred Stock, Series B for 115 shares of Preferred Stock, Series C.

On November 2, 2016, L & F Lawn Services, Inc. (a related party) converted 2,740 shares of Preferred Stock, Series C to 23,826 shares of Preferred Stock, Series B at a conversion ratio of 1 share Preferred Stock, Series B for 115 shares of Preferred Stock, Series C.

On November 2, 2016, Star Financial Corporation (a related party) converted 44,900 shares of Preferred Stock, Series C to 390,435 shares of Preferred Stock, Series B at a conversion ratio of 1 share Preferred Stock, Series B for 115 shares of Preferred Stock, Series C.

On November 2, 2016, Craig Passley (a related party) converted 12,000 shares of Preferred Stock, Series C to 104,348 shares of Preferred Stock, Series B at a conversion ratio of 1 share Preferred Stock, Series B for 115 shares of Preferred Stock, Series C.

On November 15, 2016 the Company’s Board of Directors authorized a 100 to 1 reverse stock split of Company’s Series C preferred stock for shareholders of record as of November 3, 2016.

Common Stock, Class A

The Company has 250,000,000 authorized shares of $0.01 par value Class A Common Stock.

Stock Issuance

On August 3, 2015, Epazz, Inc. issuance 410,860,591 shares of the Common Stock, Class A of the Company among Epazz, Inc.’s shareholders pursuant to the spin-off of the Company from Epazz, Inc. Each shareholder of record on July 31, 2015 was issued one share of Bozki, Inc. Common Stock, Class A for each share of Epazz, Inc. Common Stock, Class A owned by the shareholder. A total of 360,298,357 of these shares were issued to related parties representing approximately 88% of the total shares issued. The third party valuation was conducted on the value of the shares which was $98,607.

On October 1, 2016 the Company’s Board of Directors authorized a 10,000 to 1 reverse stock split of Company’s Class A common stock for shareholders of record as of October 1, 2016. Shareholders with less than 100 shares post-split were increased to a 100 share minimum resulting in additional post-split shares issues of 5,585.

On October 2, 2016, Shaun Passley converted 9,000,000 shares (post-split shares of 90,000) of Preferred Stock, Series C to 27,000,000 shares of Common Stock, Class A at a conversion ratio of 1 share Preferred Stock, Series C for 3 shares of Common Stock, Class A.

On October 3, 2016, GG Mars Capital, Inc. (a related party) converted 900,000 shares (post-split shares of 9,000) of Preferred Stock, Series C to 2,700,000 shares of Common Stock, Class A at a conversion ratio of 1 share Preferred Stock, Series C for 3 shares of Common Stock, Class A.

On October 3, 2016, Star Financial Corporation (a related party) converted 900,000 shares (post-split shares of 9,000) of Preferred Stock, Series C to 2,700,000 shares of Common Stock, Class A at a conversion ratio of 1 share Preferred Stock, Series C for 3 shares of Common Stock, Class A.

Convertible Common Stock, Class B

The Company has 23,000,000 authorized shares of $0.01 par value Convertible Class B Common Stock, convertible at the option of the holder into shares of the Company’s Class A Common Stock on a 1:1 basis. The Convertible Class B Common Stock carries preferential voting rights of 10,000 votes to each Class A Common Stock vote (10,000:1). The Company shall reserve and keep available out of its authorized but unissued shares of Class A Common Stock such number of shares sufficient to effect the conversions.

Stock Distribution

On August 3, 2015, Epazz, Inc. issued 23,000,000 shares of the Common Stock, Class B of the Company to Shaun Passley pursuant to the spin-off of the Company from Epazz, Inc. Each shareholder of record on July 31, 2015 was issued one share of Bozki, Inc. Common Stock, Class B for each share of Epazz, Inc. Common Stock, Class B owned by the shareholder. A total of 23,000,000 of these shares were issued to Shaun Passley representing 100% of the total shares issued. The third party valuation was conducted on the value of the shares which was $98,607.

Options

Bozki has not issued any options or equity awards to purchase shares of its common stock, although Bozki may do so in the future.

Item 5. Directors and Executive Officers.

MANAGEMENT

Executive Officers and Directors of Bozki

The following table sets forth information concerning the directors and executive officers of Bozki, Inc.:

Name	Age	Position(s)	Position(s) Held Since
Shaun A. Passley, PhD	38	Chairman of the Board, President, Chief Executive Officer and Chief Financial Officer	2013

Craig E. Passley(1)	44	Secretary	2015

(1) Shaun A. Passley and Craig E. Passley are brothers.

The members of Bozki’ board of directors are subject to change from time to time by the vote of the stockholders at special or annual meetings to elect directors. The number of the directors may be fixed from time to time by resolution duly passed by our board, which has fixed the number of our directors at four.

Each director will hold office for the term for which elected and until his successor is elected and qualified or until his earlier death, resignation or removal. Vacancies and newly created directorships resulting from any increase in the number of authorized directors may generally be filled by a majority of the directors then remaining in office. The directors elect officers annually. Ingrid Solano is the daughter of James Solano. Otherwise, there are no family relationships among Bozki’ directors and officers.

We may employ additional management personnel, as our board of directors deems necessary. We have not identified or reached an agreement or understanding with any other individuals to serve in management positions, but do not anticipate any problem in employing qualified staff.

A description of the business experience during the past several years for Bozki’ directors and executive officer is set forth below.

Shaun Passley, Ph.D.

Shaun Passley, Ph.D. has been the President, Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors since June 8, 2008 .  Dr. Passley obtained his Bachelor’s degree from De Paul University in Finance in 2000, his Master’s Degree from De Paul University in Information Technology in 2006, and his MBA from Benedictine University in 2007, his Masters of Product Design and Development from Northwestern University in 2011, his Ph.D. in Values Driven Leadership from Benedictine University in 2014 and his Masters of Law from Northwestern University in 2016. Dr. Passley is also the Preside nt, Chief Executive Offer, Chief Financial Officer, and Chairman of the Board of Directors of Epazz, Inc. since its inception in March 23, 2000.  Dr. Passley served as President, Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors of FlexFridge , Inc. between March 3, 2013 to August 26, 2016.

Craig Passley has been Corporate Secretary starting October 1, 2016 . Mr. Passley also served as Corporate Secretary for Epazz, Inc. between May 1, 2005 to February 1, 2016. Mr. Passley has served as Program Chair at Westwood College between 2010 to 2013. Later served as a Purchasing Manager for Topic Construction Corp oration between 2014 to 2016. Mr. Passley served as Corporate Secretary for FlexFridge, Inc. between March 3, 2013 to August 26, 2016. Mr. Passley presently serves a Construction Superintendent for MI Homes since 2016 . He obtained his Bachelors degree from Bradley University in 1997 and his Masters Degree from the Keller Graduate School of Management in 2001, his MBA from Lake Forest College in 2008 and his Masters degree from Purdue University in 2012.

Bozki’ principal executive offices are located at 205 W. Wacker Dr. Suite 1320, Chicago, IL 60606. Our email address is info@Bozki.com.

Item 6. Executive Compensation.

Summary Compensation Table

The following table sets forth, for the last t hree fiscal years, the compensation earned for services rendered in all capacities by Bozki’ chief executive officer, chief financial officer and the other executive officers serving as such at December 31, 201 6 . The individuals named in the table will be hereinafter referred to as the “Named Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Shaun Passley, Ph.D./President	2016, 2015 , 2014	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Craig Passley/Secretary	2016 & 2015 & 2014	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Outstanding Equity Awards at Fiscal Year-End

The following table provides information for each of Bozki’ named executive officers as of the end of the completed fiscal year, December 31, 2015 and as of the end of the last completed fiscal year, December 31, 2016 :

Name	Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Shaun Passley, Ph.D.	2015 & 2016	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Craig Passley	2015 & 2016	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Director Compensation

The following table provides concerning the compensation of Bozki’ directors as of the end of the completed fiscal year, December 31, 2015 and as of the end of the last completed fiscal year December 31, 2016 :

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation on Earnings ($)	Total ($)

Shaun Passley, Ph.D.	2015 & 2016	-0-	-0-	-0-	-0-	-0-	-0-

Employment Agreements

Bozki does not have any employment agreements with its employees.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Bozki has had no disagreements with its accountants on accounting and financial disclosure.

CERTAIN TRANSACTIONS

Other than as described herein, none of our directors or executive officers, nor any person who beneficially owns, directly or indirectly, shares carrying more than five percent of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in- laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction over the last two years or in any presently proposed transaction which, in either case, has or will materially affect us.

Item 7. Certain Relationships and Related Transactions.

On October 2, 2016, Shaun Passley converted 9,000,000 shares (post-split shares of 90,000) of Preferred Stock, Series C to 27,000,000 shares of Common Stock, Class A at a conversion ratio of 1 share Preferred Stock, Series C for 3 shares of Common Stock, Class A.

On October 3, 2016, GG Mars Capital, Inc. (a related party) converted 900,000 shares (post-split shares of 9,000) of Preferred Stock, Series C to 2,700,000 shares of Common Stock, Class A at a conversion ratio of 1 share Preferred Stock, Series C for 3 shares of Common Stock, Class A.

On October 3, 2016, Star Financial Corporation (a related party) converted 900,000 shares (post-split shares of 9,000) of Preferred Stock, Series C to 2,700,000 shares of Common Stock, Class A at a conversion ratio of 1 share Preferred Stock, Series C for 3 shares of Common Stock, Class A.

On November 1, 2016, Shaun Passley converted 2,234,616,000 shares (post-split shares of 22,346,160) of Preferred Stock, Series C to 744,872 shares of Preferred Stock, Series A at a conversion ratio of 1 share Preferred Stock, Series A for 3,000 shares of Preferred Stock, Series C.

On November 2, 2016, GG Mars Capital, Inc. (a related party) converted 44,706,667 shares (post-split shares of 447,067) of Preferred Stock, Series C to 388,754 shares of Preferred Stock, Series B at a conversion ratio of 1 share Preferred Stock, Series B for 115 shares of Preferred Stock, Series C.

On November 2, 2016, L & F Lawn Services, Inc. (a related party) converted 2,739,914 shares (post-split shares of 27.399) of Preferred Stock, Series C to 23,826 shares of Preferred Stock, Series B at a conversion ratio of 1 share Preferred Stock, Series B for 115 shares of Preferred Stock, Series C.

On November 2, 2016, Star Financial Corporation (a related party) converted 44,900,000 shares (post-split shares of 449,000) of Preferred Stock, Series C to 390,435 shares of Preferred Stock, Series B at a conversion ratio of 1 share Preferred Stock, Series B for 115 shares of Preferred Stock, Series C.

On November 2, 2016, Craig Passley (a related party) converted 12,000,000 shares (post-split shares of 120,000) of Preferred Stock, Series C to 104,348 shares of Preferred Stock, Series B at a conversion ratio of 1 share Preferred Stock, Series B for 115 shares of Preferred Stock, Series C.

Item 8. Legal Proceedings.

Bozki is not engaged in any litigation, and we are unaware of any claims or complaints that could result in future litigation. We will seek to minimize disputes with our customers but recognize the inevitability of legal action in today’s business environment as an unfortunate price of conducting business.

Item 9. Market Price of, and Dividends on, the Registrant’s Common Equity and Related Stockholder Matters.

Our common stock is not listed at this time.

Item 10. Recent Sales of Unregistered Securities.

None

Item 11. Description of Registrant’s Securities to be Registered.

DESCRIPTION OF SECURITIES

The authorized capital stock of Bozki consists of 250,000,000 shares of Common Stock, Class A, $0.01 par value per share (“Common A”), 23,000,000 shares of Common Stock Class B (“Common B”), $0.01 par value and 1,000,000 shares of Preferred Stock, Series A (“Preferred A stock”), 1,000,000 shares of Preferred Stock, Series B, $0.01 par value per share (“Preferred B”) and 6,000,000 shares of Convertible Preferred Stock, Series C, $0.01 par value per share (“Preferred C”). As of the date of this Form 10, 32,446,671 shares of Bozki Common A stock were issued and outstanding. 23,000,000 shares of Bozki Common B stock were issued and outstanding. 745,872 shares of Bozki Preferred A shares are issued and outstanding. 908,363 shares of Bozki Preferred B shares are issued and outstanding and 4,155,578 shares of Bozki Preferred C shares are issued and outstanding.

The following description of certain matters relating to Bozki securities is a summary and is qualified in its entirety by the provisions of Bozki’ certificate of incorporation and bylaws.

Preferred Stock

Bozki board of directors has the authority, without further action by our stockholders, to provide for the issuance of shares of our preferred stock in one or more series and to fix the number of shares, designations, preferences, powers and relative, participating, optional or other special rights and the qualifications or restrictions on the rights. The holders of our preferred stock do not have any cumulative voting rights or preemptive or subscription rights by virtue of their ownership of our preferred stock. The preferences, powers, rights and restrictions of different series of our preferred stock may vary with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, purchase funds, and other matters. The issuance of a series of our preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or affect adversely the rights and powers, including voting rights, of the holders of our common stock. Likewise, any issuance may have the effect of delaying, deferring or preventing a change in control of Bozki.

Preferred Stock, Series A

The Company has 1,000,000 authorized shares of $0.01 par value Series A Convertible Preferred Stock (“Series A Preferred Stock”). The Series A Preferred Stock accrues dividends equal to 1.5% of the Company’s net income per quarter, beginning on January 1 st  of any calendar year in which the Company has generated net income over $1 million. The dividends are payable at the discretion of the Company, provided that any unpaid dividends accrue until paid. The Series A Preferred Stock includes a liquidation preference equal to $0.01 per share, plus any accrued and unpaid dividends. Series A Preferred Stock has a stated value of $100, effective November 1, 2016. The Series A Preferred Stock has limited voting rights, relating solely to matters which adversely affect the rights of the Series A Preferred Stock holders. Series A Preferred Stock does not convert into any other class of stock.

Preferred Stock, Series B

The Company has 1,000,000 authorized shares of $0.01 par value Series B Convertible Preferred Stock (“Series B Preferred Stock”). The Series B Preferred Stock accrues dividends equal to 1.5% of the Company’s net income per quarter, beginning on January 1 st  of any calendar year in which the Company has generated net income over $1 million. The dividends are payable at the discretion of the Company, provided that any unpaid dividends accrue until paid. The Series B Preferred Stock includes a liquidation preference equal to $0.01 per share, plus any accrued and unpaid dividends. Series B Preferred Stock has a stated value of $100, effective November 1, 2016. The Series B Preferred Stock has limited voting rights, relating solely to matters which adversely affect the rights of the Series B Preferred Stock holders. Series B Preferred Stock does not convert into any other class of stock.

Convertible Preferred Stock, Series C

The Company has 6,000,000 authorized shares of $0.01 par value Series C Convertible Preferred Stock (“Series C Preferred Stock”). The Series C Preferred Stock accrues dividends equal to 1.5% of the Company’s revenues per quarter, beginning on January 1 st of any calendar year in which the Company has generated revenue over $1 million, and an additional 6% of the Company’s net income beginning on January 1 st of any calendar year in which the Company has generated net income over $2 million. The dividends are payable at the discretion of the Company, provided that any unpaid dividends accrue until paid. The Series C Preferred Stock includes a liquidation preference equal to $0.01 per share, plus any accrued and unpaid dividends. Series C Preferred Stock has a stated value of $1, effective November 1, 2016. T he Series C Preferred Stock, converts into the number of Common A stock which equals the state value of the Series C Preferred Stock . The Series C Preferred Stock shall each vote three voting share and shall vote together with the Common Stock of the Company. The Company shall reserve and keep available out of its authorized but unissued shares of Class A Common Stock such number of shares sufficient to effect the conversions. Forced Conversion.  Series C Preferred Stock may be forced converted into Class A Common Shares (with 5 business days’ written notice from the Corporation) if and only if the Corporation’s Class A Common Stock is listed on a National Securities Exchange (as defined under the Securities Exchange Act of 1934, as amended), Market Value of Class A Common Stock is double the stated value of Series C Preferred Stock and the Class A Common Stock underlying the Series C Preferred Stock is registered with the Securities Exchange Commission (“Forced Conversion”).

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. The holders of the common stock have the sole right to vote, except as otherwise provided by law, by our articles of incorporation, or in a statement by our board of directors in a Preferred Stock Designation.

In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of legally available funds, subject to the payment of preferential dividends or other restrictions on dividends contained in any Preferred Stock Designation, including, without limitation, the Preferred Stock Designation establishing a series of preferred stock described above. In the event of the dissolution, liquidation or winding up of Bozki, the holders of our common stock are entitled to share ratably in all assets remaining after payment of all our liabilities, subject to the preferential distribution rights granted to the holders of any series of our preferred stock in any Preferred Stock Designation, including, without limitation, the Preferred Stock Designation establishing a series of our preferred stock described above.

The holders of the common stock do not have cumulative voting rights or preemptive rights to acquire or subscribe for additional, unissued or treasury shares in accordance with the laws of Illinois. Accordingly, excluding any voting rights granted to any series of our preferred stock, the holders of more than 50 percent of the issued and outstanding shares of the common stock voting for the election of directors can elect all of the directors if they choose to do so, and in such event, the holders of the remaining shares of the common stock voting for the election of the directors will be unable to elect any person or persons to the board of directors. All outstanding shares of the common stock are fully paid and non-assessable.

The laws of the State of Illinois provide that the affirmative vote of a majority of the holders of the outstanding shares of our common stock and any series of our preferred stock entitled to vote thereon is required to authorize any amendment to our articles of incorporation, any merger or consolidation of Bozki with any corporation, or any liquidation or disposition of any substantial assets of Bozki.

Options

Bozki has not issued any options or equity awards to purchase shares of its common stock, although Bozki may do so in the future.

Item 12. Indemnification of Directors and Officers.

Our articles provide to the fullest extent permitted by Illinois law, that our directors or officers shall not be personally liable to the Company or our stockholders for damages for breach of such director’s or officer’s fiduciary duty.  The effect of this provision of our articles is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on behalf of the Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute.  We believe that the indemnification provisions in our articles are necessary to attract and retain qualified persons as directors and officers.

Illinois corporate law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

Item 13. Financial Statements and Supplementary Data.

The financial statements required to be included in this registration statement appear at the end of the registration statement beginning on page F-1. (see Item 15).

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, practices or financial statement disclosure.

Item 15. Financial Statements and Exhibits.

(a)	Financial Statements

See the financial statements annexed to this Registration Statement which financial statements are incorporated herein by reference.

(b)	Exhibits

See below.

The following documents are filed as exhibits hereto:

Exhibit Number	Exhibit Description

1.1	Articles of Incorporation**

1.2	Amendment of Articles

1.3	Bylaws of Bozki, Inc.

________________

*	Filed herewith.

**	Previously filed.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

BOZKI, INC.

By:	/s/ Shaun Passley
Name: Shaun Passley, Ph.D. Title: Director Date: January 1 9 , 201 7

BOZKI, INC.

Annual Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
of Bozki, Inc.

We audited the accompanying balance sheets of Bozki, Inc. as of December 31, 2015 and 2014, respectively, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2014 and 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bozki, Inc. as of December 31, 2015 and December 31, 2014, and the results of its operations and its cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has accumulated a deficit of $88,281 and negative working capital of $10,807, which raises doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC

Houston, TX

www.mkacpas.com

December 15, 2016

Bozki, Inc.

BALANCE SHEETS

	December 31,	December 31,
	2015	2014
Assets
Current assets:
Cash	$–	$–
Total current assets	–	–

Total assets	$–	$–

Liabilities and Stockholders' Equity (Deficit)

Accounts payable - related party	$9,982	$9,982
Accounts payable	825	384
Total liabilities	10,807	10,366

Stockholders' deficit:
Preferred stock, Series A, $0.01 par value, 1,000 shares authorized, 1,000 shares issued and outstanding at December 31, 2015 and -0- shares issued and outstanding at December 31, 2014	10	–
Preferred stock, Series B, $0.01 par value, 1,000 shares authorized, 1,000 shares issued and outstanding at December 31, 2015 and -0- shares issued and outstanding at December 31, 2014	10	–
Convertible preferred stock, Series C, $0.01 par value, 3 0 , 00 0 , 00 0 shares authorized, 2 7 , 65 3 , 20 3 shares issued and outstanding at December 31, 2015 and -0- shares issued and outstanding at December 31, 2014	27 6 , 53 2	–
Common stock, Class A, $0.01 par value, 250,000,000 shares authorized, 41,086 shares issued and outstanding at December 31, 2015 and -0- shares issued and outstanding at December 31, 2014	411	–
Convertible common stock, Class B, $0.01 par value, 60,000,000 shares authorized, 23,000,000 shares issued and outstanding at December 31, 2015 and -0- shares issued and outstanding at December 31, 2014	230,000	–
Additional paid in capital	(429,489)	–
Retained deficit	(88,281)	(10,366)
Total stockholders' deficit	(10,807)	(10,366)

Total liabilities and stockholders' deficit	$–	$–

See accompanying notes to the financial statements.

Bozki, Inc.

STATEMENTS OF OPERATIONS

	Year ended
	December 31,
	2015	2014

Revenues	$–	$–

Expenses:
General and administrative	77,116	122,178

Total operating loss	(77,116)	(122,178)

Imputed interest expense	799	–

Net Loss	$(77,915)	$(122,178)

Weighted Average shares Outstanding- basic and fully diluted	17,222	–
Net loss per share - basic and fully diluted	$(4.52)	$–

See accompanying notes to financial statements.

Bozki, Inc.

STATEMENT OF STOCKHOLDERS' EQUITY

FOR THE PERIOD FROM JANUARY 1, 2014 TO DECEMBER 31, 2015

	Series A		Series B		Convertible Series C		Class A		Class B		Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Common Stock		Paid-in	Retained	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Deficit)	Equity (Deficit)
January 1, 2014	–	$–	–	$–	–	$–	–	$–	–	$–	$–	$111,812	$111,812

Net (loss) for the year ended December 31, 2014	–	–	–	–	–	–	–	–	–	–	–	(122,178)	(122,178)

Balance, December 31, 2014	–	–	–	–	–	–	–	–	–	–	–	(10,366)	(10,366)

Issuance of stock for spin-off	1,000	10	1,000	10	2 7 , 65 3 , 20 3	27 6 , 53 2	41,086	411	23,000,000	230,000	(430,288)	–	76,675

Imputed interest	–	–	–	–	–	–	–	–	–	–	799	–	799

Net (loss) for the year ended December 31, 2015	–	–	–	–	–	–	–	–	–	–	–	(77,915)	(77,915)

Balance, December 31, 2015	1,000	$10	1,000	$10	2 7 , 65 3 , 20 3	$27 6 , 53 2	41,086	$411	23,000,000	$230,000	$ (429,489)	$(88,281)	$(10,807)

See accompanying notes to the financial statements.

Bozki, Inc.

STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2015	2014
Cash flows from operating activities
Net loss	$(77,915)	$(122,178)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	76,675	–
Imputed interest expense	799	–
Bad debt expense	–	121,679
Changes in operating assets and liabilities
Accounts payable	411	60
Net cash used in operating activities	–	(439)

Cash flows from investing activities
Net cash used in investing activities	–	–

Cash flows from financing activities

Net cash used in financing activities	–	–

Net increase (decrease) in cash	–	(439)
Cash - beginning	–	439
Cash - ending	$–	$–

Supplemental disclosures:
Interest paid	$–	$–
Income taxes paid	$–	$–

Non-Cash Transactions
Issuance of shares for spin-off from parent	$506,963	$–

See accompanying notes to the financial statements.

BOZKI, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1 – Nature of Business and Summary of Significant Accounting Policies

Nature of Business and Organization

Bozki, Inc. (“Bozki” or the “Company”), an Illinois corporation, was formed on December 31, 1997 as PRM Transfer Corporation, (“PRMT”), a wholly-owned subsidiary of Epazz, Inc. (“Epazz”), an Illinois corporation. On January 14, 1998, the Company amended its Articles of Incorporation to change the name from PRM Transfer Corporation. to Professional Resource Management, Inc. and was renamed Bozki, Inc. on October 21, 2015. The Company was formed to develop its AgentPower software product.

Effective July 31, 2015, the sole Director, and majority shareholder, holding over two thirds of the voting power of the Corporation’s Class A and Class B Common Stock of Epazz, voted to approve the spin-off and stock dividend of Bozki, whereby each of Epazz’ shareholders of record on July 31, 2015 received 1 corresponding share of Bozki class of common stock or series of preferred stock for each 1 shares of Epazz stock as issued on August 3, 2015.

Basis of Accounting

Our financial statements are prepared using the accrual method of accounting as generally accepted in the United States of America (U.S. GAAP) and the rules of the Securities and Exchange Commission (SEC). These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary for fair presentation of the information contained therein.

Reclassifications

Certain amounts in the financial statements of the prior year have been reclassified to conform to the presentation of the current year for comparative purposes.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Bozki maintains cash balances in non-interest-bearing transaction accounts, which do not currently exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There were no cash equivalents on hand at December 31, 2015 or 2014.

Fair Value of Financial Instruments

Under FASB ASC 820-10-05, the Financial Accounting Standards Board establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement reaffirms that fair value is the relevant measurement attribute. The adoption of this standard did not have a material effect on the Company’s financial statements as reflected herein. The carrying amounts of cash, accounts payable and accrued expenses reported on the balance sheets are estimated by management to approximate fair value primarily due to the short term nature of the instruments.

Property and Equipment

Equipment is recorded at its acquisition cost, which includes the costs to bring the equipment to the condition and location for its intended use, and equipment is depreciated using the straight-line method over the estimated useful life of the related asset as follows:

Furniture and fixtures	5 years
Computers and equipment	3-5 years
Software	3 years

Maintenance and repairs will be charged to expense as incurred. Significant renewals and betterments will be capitalized. At the time of retirement or other disposition of equipment, the cost and accumulated depreciation will be removed from the accounts and the resulting gain or loss, if any, will be reflected in operations.

Property and equipment are evaluated for impairment whenever impairment indicators are prevalent. The Company will assess the recoverability of equipment by determining whether the depreciation and amortization of these assets over their remaining life can be recovered through projected undiscounted future cash flows. The amount of equipment impairment, if any, will be measured based on fair value and is charged to operations in the period in which such impairment is determined by management.

Allowance for Doubtful Accounts

We plan to generate the majority of our revenues and corresponding accounts receivable from cloud infrastructure business service. When we commence business we will evaluate the collectability of our accounts receivable considering a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations to us, we record a specific reserve for bad debts against amounts due in order to reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, we recognize reserves for bad debts based on past write-off experience and the length of time the receivables are past due. We had no bad debts expense or allowance for doubtful accounts during the year ended December 31, 2015. Bad debts expense associated with related party receivables were $121,679 during the year ended December 31, 2014.

Revenue Recognition

Sales of services are recorded when services are provided, the earnings process is complete or substantially complete, and the revenue is measurable and collectability is reasonably assured. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related services are recorded. The Company defers any revenue from services in which payment has been received, but the earnings process has not occurred.

The Company doesn’t currently provide product warranties, but if it does in the future it will provide for specific product lines and accrue for estimated future warranty costs in the period in which the revenue is recognized.

Advertising and Promotion

All costs associated with advertising and promoting products are expensed as incurred. We had no advertising expenses during the years ended December 31, 2015 and 2014.

Income Taxes

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Basic and Diluted Loss per Share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the period presented, there were no outstanding potential common stock equivalents and therefore basic and diluted earnings per share result in the same figure.

Stock-Based Compensation

The Company adopted FASB guidance on stock based compensation upon inception on March 3, 2013. Under FASB ASC 718-10-30-2, all share-based payments to employees, including grants of employee stock options, are to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

Uncertain Tax Positions

Effective upon inception on December 31, 1997, the Company adopted new standards for accounting for uncertainty in income taxes. These standards prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These standards also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Various taxing authorities periodically audit the Company’s income tax returns. These audits include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, the Company records allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. The Company has not yet undergone an examination by any taxing authorities.

The assessment of the Company’s tax position relies on the judgment of management to estimate the exposures associated with the Company’s various filing positions. As of December 31, 2015, the Company had no uncertain tax positions.

Recent Accounting Pronouncements

In June 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-12, Compensation – Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. The new guidance requires that share-based compensation that require a specific performance target to be achieved in order for employees to become eligible to vest in the awards and that could be achieved after an employee completes the requisite service period be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. Compensation costs should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. The requisite service period ends when the employee can cease rendering service and still be eligible to vest in the award if the performance target is achieved. This new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2015. Early adoption is permitted. Entities may apply the amendments in this Update either (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. The adoption of ASU 2014-12 is not expected to have a material impact on our financial position or results of operations.

In June 2014, the FASB issued ASU No. 2014-10: Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation , to improve financial reporting by reducing the cost and complexity associated with the incremental reporting requirements of development stage entities. The amendments in this update remove all incremental financial reporting requirements from U.S. GAAP for development stage entities, thereby improving financial reporting by eliminating the cost and complexity associated with providing that information. The amendments in this Update also eliminate an exception provided to development stage entities in Topic 810, Consolidation, for determining whether an entity is a variable interest entity on the basis of the amount of investment equity that is at risk. The amendments to eliminate that exception simplify U.S. GAAP by reducing avoidable complexity in existing accounting literature and improve the relevance of information provided to financial statement users by requiring the application of the same consolidation guidance by all reporting entities. The elimination of the exception may change the consolidation analysis, consolidation decision, and disclosure requirements for a reporting entity that has an interest in an entity in the development stage. The amendments related to the elimination of inception-to-date information and the other remaining disclosure requirements of Topic 915 should be applied retrospectively except for the clarification to Topic 275, which shall be applied prospectively. For public companies, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Early adoption is permitted. The adoption of ASU 2014-10 is not expected to have a material impact on our financial position or results of operations.

Note 2 – Going Concern

As shown in the accompanying financial statements, the Company has incurred recurring losses from operations resulting in an accumulated deficit of $88,281, as of December 31, 2015. The Company’s current liabilities exceeded its current assets by $10,807. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments that might result from the outcome of any uncertainty as to the Company’s ability to continue as a going concern. These financial statements also do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 – Spin-Off

Effective July 31, 2015, the Company, formerly a wholly-owned subsidiary of Epazz, Inc., was spun-off. The spun-off was structured so that each common stock class and preferred stock series receive on a 1:1 basis the same class or series of the Company’s stock. As a result, the Company issued a total of 41,086 Common Class A shares to holders of record of Epazz, Inc. as of the close of trading on July 31, 2015.  In addition, 23,000,000 shares of the Class B Common Stock, 1,000 shares of the Series A Preferred Stock, 1,000 shares of the Series B Preferred Stock and 2 7 , 65 3 , 20 3 shares of the Series C Preferred Stock were issued to holders of record of Epazz, Inc.

The total fair value of the shares issued on August 3, 2015 to related parties was $76,675 based on an independent valuation on the date of grant; therefore the Company recognized stock based compensation expense of $76,675 due to the difference in the fair value of the stock exchanged.

Note 4 – Related Parties

Accounts receivable – related party

During the year ended December 31, 2014, the Company recorded a reserve for bad debts of $121,679, which was associated with accounts receivable – related party from Epazz, Inc.

Account payable – related party

Account payable – related party is a non interest bearing note payable to Desk Flex, Inc., a subsidiary of Epazz, Inc.  The balance at December 31, 2015 and 2014 is $9,982.  Imputed interest expense of $799 is included in the statements of operations for each of the years ended December 31, 2015 and 2014.

Shares of Class A Common Stock Issued to Related Parties Pursuant to a Stock Distribution

On August 3, 2015, Epazz, Inc. issued 410,860,591 shares (post-split shares of 41,086) of the Common Stock, Class A of the Company among Epazz, Inc.’s shareholders pursuant to the spin-off of the Company from Epazz, Inc. Each shareholder of record on July 31, 2015 was issued one share of Bozki, Inc. Common Stock, Class A for each share of Epazz, Inc. Common Stock, Class A owned by the shareholder. A total of 360,298,357 of these shares (post-split shares of 36,030) were issued to related parties representing approximately 88% of the total shares issued.

Shares of Class B Common Stock Issued to Related Parties Pursuant to a Stock Distribution

On August 3, 2015, Epazz, Inc. issued 23,000,000 shares of the Common Stock, Class B of the Company to Shaun Passley pursuant to the spin-off of the Company from Epazz, Inc. Each shareholder of record on July 31, 2015 was issued one share of Bozki, Inc. Common Stock, Class B for each share of Epazz, Inc. Common Stock, Class B owned by the shareholder. A total of 23,000,000 of these shares were issued to Shaun Passley representing 100% of the total shares issued.

Shares of Series A Preferred Stock Issued to Related Parties Pursuant to a Stock Distribution

On August 3, 2015, Epazz, Inc. issued 1,000 shares of the Series A Preferred Stock of the Company among Epazz, Inc.’s shareholders pursuant to the spin-off of the Company from Epazz, Inc. Each shareholder of record on July 31, 2015 was issued one share of Bozki, Inc. Series A Preferred Stock for each share of Epazz, Inc. Series A Preferred Stock owned by the shareholder. A total of 1,000 of these shares were issued to related parties representing approximately 100% of the total shares issued.

Shares of Series B Preferred Stock Issued to Related Parties Pursuant to a Stock Distribution

On August 3, 2015, Epazz, Inc. issued 1,000 shares of the Series B Preferred Stock of the Company among Epazz, Inc.’s shareholders pursuant to the spin-off of the Company from Epazz, Inc. Each shareholder of record on July 31, 2015 was issued one share of Bozki, Inc. Series B Preferred Stock for each share of Epazz, Inc. Series B Preferred Stock owned by the shareholder. A total of 1,000 of these shares were issued to related parties representing approximately 100% of the total shares issued.

Shares of Series C Convertible Preferred Stock Issued to Related Parties Pursuant to a Stock Distribution

On August 3, 2015, Epazz, Inc. issued 2 7 , 65 3 , 20 3 shares of the Series C Preferred Stock of the Company among Epazz, Inc.’s shareholders pursuant to the spin-off of the Company from Epazz, Inc. Each shareholder of record on July 31, 2015 was issued one share of Bozki, Inc. Series C Preferred Stock for each share of Epazz, Inc. Series C Preferred Stock owned by the shareholder. A total of 2 7 , 65 3 , 20 3 of these shares were issued to related parties representing approximately 100% of the total shares issued.

Imputed Shareholder Value

The total fair value of the shares issued on August 3, 2015 to related parties was $76,675 based on an independent valuation on the date of grant; therefore the Company recognized stock based compensation of $76,675 due to the difference in the fair value of the stock exchanged.

Note 5 – Fair Value of Financial Instruments

Under FASB ASC 820-10-5, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under GAAP, certain assets and liabilities must be measured at fair value, and FASB ASC 820-10-50 details the disclosures that are required for items measured at fair value.

The Company does not have any financial instruments that must be measured under the new fair value standard. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels are as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability.

The following schedule summarizes the valuation of financial instruments at fair value on a non-recurring basis in the balance sheets as of December 31, 2015 and 2014, respectively:

	Fair Value Measurements at December 31, 2015
	Level 1	Level 2	Level 3
Assets
Cash	$–	$–	$–
Total assets	–	–	–
Liabilities
Accounts payable, related party	–	9,982	–
Accounts payable	–	825	–
Total Liabilities	–	10,807	–
	$–	$10,807	$–

	Fair Value Measurements at December 31, 2014
	Level 1	Level 2	Level 3
Assets
Cash	$–	$–	$–
Total assets	–	–	–
Liabilities
Accounts payable, related party	–	9,982	–
Accounts payable - other	–	384	–
Total Liabilities	–	10,366	–
	$–	$10,366	$–

There were no transfers of financial assets or liabilities between Level 1 and Level 2 inputs for the years ended December 31, 2015 and 2014.

Level 2 liabilities consist of related party payables and accounts payable. No fair value adjustment was necessary during the year ended December 31, 2015.

Note 6 – Stockholder’s Deficit

On October 1, 2016, the Board of Directors, consisting solely of Shaun Passley, the Company’s majority shareholder, amended the Article of Incorporation to change the par value and number of authorized shares of each class of common and series of preferred stock, in addition to the modification of the attributes and dividends. The disclosures herein reflect these modifications and the changes to the par value have been retroactively reflected throughout.

Preferred Stock, Series A

The Company has 1,000,000 authorized shares of $0.01 par value Series A Convertible Preferred Stock (“Series A Preferred Stock”). The Series A Preferred Stock accrues dividends equal to 1.5% of the Company’s net income per quarter, beginning on January 1st of any calendar year in which the Company has generated net income over $1 million. The dividends are payable at the discretion of the Company, provided that any unpaid dividends accrue until paid. The Series A Preferred Stock includes a liquidation preference equal to $0.01 per share, plus any accrued and unpaid dividends. Series A Preferred Stock has a stated value of $100, effective November 1, 2016. The Series A Preferred Stock has limited voting rights, relating solely to matters which adversely affect the rights of the Series A Preferred Stock holders. Series A Preferred Stock does not convert into any other class of stock.

On August 3, 2015, Epazz, Inc. issued 1,000 shares of the Series A Preferred Stock of the Company among Epazz, Inc.’s shareholders pursuant to the spin-off of the Company from Epazz, Inc. Each shareholder of record on July 31, 2015 was issued one share of Bozki, Inc. Series A Preferred Stock for each share of Epazz, Inc. Series A Preferred Stock owned by the shareholder and value. A total of 1,000 of these shares were issued to related parties representing approximately 100% of the total shares issued.

The total fair value of the shares issued on August 3, 2015 to related parties was $ 7 based on an independent valuation on the date of grant; therefore the Company recognized stock based compensation of $ 7 due to the difference in the fair value of the stock exchanged.

Preferred Stock, Series B

The Company has 1,000,000 authorized shares of $0.01 par value Series B Convertible Preferred Stock (“Series B Preferred Stock”). The Series B Preferred Stock accrues dividends equal to 1.5% of the Company’s net income per quarter, beginning on January 1st of any calendar year in which the Company has generated net income over $1 million. The dividends are payable at the discretion of the Company, provided that any unpaid dividends accrue until paid. The Series B Preferred Stock includes a liquidation preference equal to $0.01 per share, plus any accrued and unpaid dividends. Series B Preferred Stock has a stated value of $100, effective November 1, 2016. The Series B Preferred Stock has limited voting rights, relating solely to matters which adversely affect the rights of the Series B Preferred Stock holders. Series B Preferred Stock does not convert into any other class of stock.

On August 3, 2015, Epazz, Inc. issued 1,000 shares of the Series B Preferred Stock of the Company among Epazz, Inc.’s shareholders pursuant to the spin-off of the Company from Epazz, Inc. Each shareholder of record on July 31, 2015 was issued one share of Bozki, Inc. Series B Preferred Stock for each share of Epazz, Inc. Series B Preferred Stock owned by the shareholder. A total of 1,000 of these shares were issued to related parties representing approximately 100% of the total shares issued.

The total fair value of the shares issued on August 3, 2015 to related parties was $ 7 based on an independent valuation on the date of grant; therefore the Company recognized stock based compensation of $ 7 due to the difference in the fair value of the stock exchanged.

Convertible Preferred Stock, Series C

The Company has 6,000,000 authorized shares of $0.01 par value Series C Convertible Preferred Stock (“Series C Preferred Stock”). The Series C Preferred Stock accrues dividends equal to 1.5% of the Company’s revenues per quarter, beginning on January 1 st of any calendar year in which the Company has generated revenue over $1 million, and an additional 6% of the Company’s net income beginning on January 1 st of any calendar year in which the Company has generated net income over $2 million. The dividends are payable at the discretion of the Company, provided that any unpaid dividends accrue until paid. The Series C Preferred Stock includes a liquidation preference equal to $0.01 per share, plus any accrued and unpaid dividends. Series C Preferred Stock has a stated value of $1, effective November 1, 2016. T he Series C Preferred Stock, converts into the number of Common A stock which equals the state value of the Series C Preferred Stock . The Series C Preferred Stock shall each vote three voting share and shall vote together with the Common Stock of the Company. The Company shall reserve and keep available out of its authorized but unissued shares of Class A Common Stock such number of shares sufficient to effect the conversions. Forced Conversion.  Series C Preferred Stock may be forced converted into Class A Common Shares (with 5 business days’ written notice from the Corporation) if and only if the Corporation’s Class A Common Stock is listed on a National Securities Exchange (as defined under the Securities Exchange Act of 1934, as amended), Market Value of Class A Common Stock is double the stated value of Series C Preferred Stock and the Class A Common Stock underlying the Series C Preferred Stock is registered with the Securities Exchange Commission (“Forced Conversion”).

On August 3, 2015, Epazz, Inc. issued 2 7 , 65 3 , 20 3 shares of the Series C Preferred Stock of the Company among Epazz, Inc.’s shareholders pursuant to the spin-off of the Company from Epazz, Inc. Each shareholder of record on July 31, 2015 was issued one share of Bozki, Inc. Series C Preferred Stock for each share of Epazz, Inc. Series C Preferred Stock owned by the shareholder. A total of 2 7 , 65 3 , 20 3 of these shares were issued to related parties representing approximately 100% of the total shares issued.

The total fair value of the shares issued on August 3, 2015 to related parties was $76,6 61 based on an independent valuation on the date of grant; therefore the Company recognized stock based compensation of $76,6 61 due to the difference in the fair value of the stock exchanged.

Common Stock, Class A

The Company has 250,000,000 authorized shares of $0.01 par value Class A Common Stock.

On August 3, 2015, Epazz, Inc. issued 410,860,591 (post-split shares of 41,086) shares of the Common Stock, Class A of the Company among Epazz, Inc.’s shareholders pursuant to the spin-off of the Company from Epazz, Inc. Each shareholder of record on July 31, 2015 was issued one share of Bozki, Inc. Common Stock, Class A for each share of Epazz, Inc. Common Stock, Class A owned by the shareholder. A total of 360,298,357 (post-split shares of 36,030) of these shares were issued to related parties representing approximately 88% of the total shares issued.

The total fair value of the shares issued on August 3, 2015 to related parties was $ 0 based on an independent valuation on the date of grant; therefore the Company recognized stock based compensation of $ 0 due to the difference in the fair value of the stock exchanged.

Convertible Common Stock, Class B

The Company has 23,000,000 authorized shares of $0.01 par value Convertible Class B Common Stock, convertible at the option of the holder into shares of the Company’s Class A Common Stock on a 1:1 basis. The Convertible Class B Common Stock carries preferential voting rights of 10,000 votes to each Class A Common Stock vote (10,000:1). The Company shall reserve and keep available out of its authorized but unissued shares of Class A Common Stock such number of shares sufficient to effect the conversions.

On August 3, 2015, Epazz, Inc. issued 23,000,000 shares of the Common Stock, Class B of the Company to Shaun Passley pursuant to the spin-off of the Company from Epazz, Inc. Each shareholder of record on July 31, 2015 was issued one share of Bozki, Inc. Common Stock, Class B for each share of Epazz, Inc. Common Stock, Class B owned by the shareholder. A total of 23,000,000 of these shares were issued to Shaun Passley representing 100% of the total shares issued.

The total fair value of the shares issued on August 3, 2015 to related parties was $ 0 based on an independent valuation on the date of grant; therefore the Company recognized stock based compensation of $ 0 due to the difference in the fair value of the stock exchanged.

Note 7 – Income Taxes

The Company accounts for income taxes under FASB ASC 740-10, which requires use of the liability method. FASB ASC 740-10-25 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences.

For the years ended December 31, 2015 and 2014, the Company incurred a net operating loss and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. At December 31, 2015, the Company had approximately $ 940 of federal net operating losses. The net operating loss carry forwards, if not utilized, will begin to expire in 2035.

The components of the Company’s deferred tax asset are as follows:

	December 31,	December 31,
	2015	2014
Deferred tax assets:
Net operating loss carry forwards	$ (940)	$(499)

Net deferred tax assets before valuation allowance	329	$175
Less: Valuation allowance	(329)	(175)
Net deferred tax assets	$–	$–

Based on the available objective evidence, including the Company’s history of losses, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at December 31, 2015.

A reconciliation between the amounts of income tax benefit determined by applying the applicable U.S. and State statutory income tax rate to pre-tax loss is as follows:

December 31,
2015

Federal and state statutory rate	35%
Change in valuation allowance on deferred tax assets	(35)%

In accordance with FASB ASC 740, the Company has evaluated its tax positions and determined there are no uncertain tax positions.

Note 8 – Subsequent Events

On October 1, 2016, the Company signed a license agreement with Cloud Software, to license their software products in exchange the Company agreed to assume certain liabilities and an earn-out agreement. Cloud Software is control by Bozki, Inc. CEO, Shaun Passley.

In exchange for the assumption of liabilities held by Cloud Software, LLC, specifically, GG Mars, Inc.’s notes for $833,714 and Star Financial Corporation’s notes for $738,412 .

I.1.1.  Licensee agrees to earn-out agreement up to $3 million over a 10 year period. Licensor will receive up to $1,000,000 per year in earn-out until the end of the agreement or when $3 million in total is reach, if the Licensee’s EBITDA occurs as the following:

EBITDA	Earn-out
$900,000-$1,500,000	$200,000
$1,500,001-$2,500,000	$250,000
$2,500,001-$4,500,000	$375,000
$4,500,001-$5,000,000	$500,000
$5,000,001-$6,000,000	$750,000
$6,000,001-over	$1,000,000

In the Company ’s future filings, earn-out cost incurred will be accounted for as an expense when incurred.

On October 1, 2016 the Company amended its Articles of Incorporation to change authorized chares as follows:

	Previously	New Authorized
	Authorized	Shares
Common Stock, Class A	1,000,000,000	250,000,000
Common Stock, Class B	60,000,000	23,000,000
Preferred Stock, Series A	1,000	1,000,000
Preferred Stock, Series B	1,000	1,000,000
Preferred Stock, Series C	3,000,000,000	6,000,000

On October 1, 2016 the Company’s Board of Directors authorized a 10,000 to 1 reverse stock split of Company’s Class A common stock for shareholders of record as of October 1, 2016. Shareholders with less than 100 shares post-split were increased to a 100 share minimum.

On October 2, 2016, Shaun Passley converted 9,000,000 shares (post-split shares of 90,000) of Preferred Stock, Series C to 27,000,000 shares of Common Stock, Class A at a conversion ratio of 1 share Preferred Stock, Series C for 3 shares of Common Stock, Class A.

On October 3, 2016, GG Mars Capital, Inc. (a related party) converted 900,000 shares (post-split shares of 9,000) of Preferred Stock, Series C to 2,700,000 shares of Common Stock, Class A at a conversion ratio of 1 share Preferred Stock, Series C for 3 shares of Common Stock, Class A.

On October 3, 2016, Star Financial Corporation (a related party) converted 900,000 shares (post-split shares of 9,000) of Preferred Stock, Series C to 2,700,000 shares of Common Stock, Class A at a conversion ratio of 1 share Preferred Stock, Series C for 3 shares of Common Stock, Class A.

On November 1, 2016, Shaun Passley converted 2,234,616,000 shares (post-split shares of 22,346,160) of Preferred Stock, Series C to 744,872 shares of Preferred Stock, Series A at a conversion ratio of 1 share Preferred Stock, Series A for 3,000 shares of Preferred Stock, Series C.

On November 2, 2016, GG Mars Capital, Inc. (a related party) converted 44,706,667 shares (post-split shares of 447,067) of Preferred Stock, Series C to 388,754 shares of Preferred Stock, Series B at a conversion ratio of 1 share Preferred Stock, Series B for 115 shares of Preferred Stock, Series C.

On November 2, 2016, L & F Lawn Services, Inc. (a related party) converted 2,739,914 shares (post-split shares of 27.399) of Preferred Stock, Series C to 23,826 shares of Preferred Stock, Series B at a conversion ratio of 1 share Preferred Stock, Series B for 115 shares of Preferred Stock, Series C.

On November 2, 2016, Star Financial Corporation (a related party) converted 44,900,000 shares (post-split shares of 449,000) of Preferred Stock, Series C to 390,435 shares of Preferred Stock, Series B at a conversion ratio of 1 share Preferred Stock, Series B for 115 shares of Preferred Stock, Series C.

On November 2, 2016, Craig Passley (a related party) converted 12,000,000 shares (post-split shares of 120,000) of Preferred Stock, Series C to 104,348 shares of Preferred Stock, Series B at a conversion ratio of 1 share Preferred Stock, Series B for 115 shares of Preferred Stock, Series C.

On November 3, 2016 the Company’s Board of Directors authorized a 100 to 1 reverse stock split of Company’s Series C preferred stock for shareholders of record as of November 3, 2016.

BOZKI, INC.

Quarterly Financial Statements

Balance Sheets as of September 30, 2016 (Unaudited) and December 31, 2015	F-17
Statements of Operations for the three and nine months ended September 30, 2016 and 2015 (Unaudited)	F-18
Statements of Cash Flows for the nine months ended September 30, 2016 and 2015 (Unaudited)	F-19
Notes to Financial Statements (Unaudited)	F-20

Bozki, Inc.

BALANCE SHEETS

	September 30,	December 31,
	2016	2015
Assets	(Unaudited)
Current assets:
Accounts receivable - related party	$–	$–
Total current assets	–	–

Total assets	$–	$–

Liabilities and Stockholders' Equity (Deficit)

Accounts payable - related party	$9,982	$9,982
Accounts payable - other	825	825
Total liabilities	10,807	10,807

Stockholders' deficit:
Preferred stock, Series A, $0.01 par value, 1,000 shares authorized, 1,000 shares issued and outstanding at September 30, 2016 and December 31, 2015	10	10
Preferred stock, Series B, $0.01 par value, 1,000 shares authorized, 1,000 shares issued and outstanding at September 30, 2016 and December 31, 2015	10	10
Convertible preferred stock, Series C, $0.01 par value, 3,000,000,000 shares authorized, 2 7 , 65 3 , 20 3 shares issued and outstanding at September 30, 2016 and December 31, 2015	27 6 , 53 2	27 6 , 53 2
Common stock, Class A, $0.01 par value, 250,000,000 shares authorized, 41,086 shares issued and outstanding at September 30, 2016 and December 31, 2015	411	411
Convertible common stock, Class B, $0.01 par value, 60,000,000 shares authorized, 23,000,000 shares issued and outstanding at September 30, 2016 and December 31, 2015	230,000	230,000
Additional paid in capital	( 42 8 , 890)	(429,489)
Retained deficit	(88,880)	(88,281)
Total stockholders' deficit	(10,807)	(10,807)

Total liabilities and stockholders' deficit	$–	$–

See accompanying notes to financial statements.

Bozki, Inc.

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Revenues	$–	$–	$–	$–

Expenses:
General and administrative	–	76,675	–	76,675

Total operating loss	–	76,675	–	76,675

Imputed interest expense	200	200	599	599

Net Loss	$(200)	$(76,875)	$(599)	$(77,274)
Weight Average Shares Outstanding – basic and fully diluted	41,086	27,242	41,086	9,180
Net loss per share – basic and fully diluted	$(0.00)	$(2.82)	$(0.01)	$(8.42)

See accompanying notes to financial statements.

Bozki, Inc.

STATEMENTS OF CASH FLOWS

	For the Nine Months Ended
	September 30,
	2016	2015
Cash flows from operating activities
Net loss	$(599)	$(77,274)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	–	76,675
Imputed interest expense	599	599
Net cash used in operating activities	–	–

Cash flows from investing activities
Net cash used in investing activities	–	–

Cash flows from financing activities

Net cash used in financing activities	–	–

Net increase (decrease) in cash	–	–
Cash - beginning	–	–
Cash - ending	$–	$–

Supplemental disclosures:
Interest paid	$–	$–
Income taxes paid	$–	$–

Non-Cash Transactions
Issuance of shares for spin-off	$–	$506,963

See accompanying notes to financial statements.

BOZKI, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1 – Basis of Presentation and Summary of Significant Accounting Policies

Nature of Business and Organization

Bozki, Inc. (“Bozki” or the “Company”), an Illinois corporation, was formed on December 31, 1997 as PRM Transfer Corporation, (“PRMT”), a wholly-owned subsidiary of Epazz, Inc. (“Epazz”), an Illinois corporation. On January 14, 1998, the Company amended its Articles of Incorporation to change the name from PRM Transfer Corporation. to Professional Resource Management, Inc. and was renamed Bozki, Inc. on October 21, 2015. The Company was formed to develop its AgentPower software product.

Effective July 31, 2015, the sole Director, and majority shareholder, holding over two thirds of the voting power of the Corporation’s Class A and Class B Common Stock of Epazz, voted to approve the spin-off and stock dividend of Bozki, whereby each of Epazz’ shareholders of record on July 31, 2015 received 1 corresponding share of Bozki class of common stock or series of preferred stock for each 1 shares of Epazz stock as issued on August 3, 2015.

Basis of Accounting

Our financial statements are prepared using the accrual method of accounting as generally accepted in the United States of America (U.S. GAAP) and the rules of the Securities and Exchange Commission (SEC). These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary for fair presentation of the information contained therein.

Reclassifications

Certain amounts in the financial statements of the prior year have been reclassified to conform to the presentation of the current year for comparative purposes.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Bozki maintains cash balances in non-interest-bearing transaction accounts, which do not currently exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There were no cash equivalents on hand at September 30, 2016 or December 31, 2015.

Fair Value of Financial Instruments

Under FASB ASC 820-10-05, the Financial Accounting Standards Board establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement reaffirms that fair value is the relevant measurement attribute. The adoption of this standard did not have a material effect on the Company’s financial statements as reflected herein. The carrying amounts of cash, accounts payable and accrued expenses reported on the balance sheets are estimated by management to approximate fair value primarily due to the short term nature of the instruments.

Property and Equipment

Equipment is recorded at its acquisition cost, which includes the costs to bring the equipment to the condition and location for its intended use, and equipment is depreciated using the straight-line method over the estimated useful life of the related asset as follows:

Furniture and fixtures	5 years
Computers and equipment	3-5 years
Software	3 years

Maintenance and repairs will be charged to expense as incurred. Significant renewals and betterments will be capitalized. At the time of retirement or other disposition of equipment, the cost and accumulated depreciation will be removed from the accounts and the resulting gain or loss, if any, will be reflected in operations.

Property and equipment are evaluated for impairment whenever impairment indicators are prevalent. The Company will assess the recoverability of equipment by determining whether the depreciation and amortization of these assets over their remaining life can be recovered through projected undiscounted future cash flows. The amount of equipment impairment, if any, will be measured based on fair value and is charged to operations in the period in which such impairment is determined by management.

Allowance for Doubtful Accounts

We plan to generate the majority of our revenues and corresponding accounts receivable from cloud infrastructure business service. When we commence business we will evaluate the collectability of our accounts receivable considering a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations to us, we record a specific reserve for bad debts against amounts due in order to reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, we recognize reserves for bad debts based on past write-off experience and the length of time the receivables are past due.

Revenue Recognition

Sales of services are recorded when services are provided, the earnings process is complete or substantially complete, and the revenue is measurable and collectability is reasonably assured. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related services are recorded. The Company defers any revenue from services in which payment has been received, but the earnings process has not occurred.

The Company doesn’t currently provide product warranties, but if it does in the future it will provide for specific product lines and accrue for estimated future warranty costs in the period in which the revenue is recognized.

Advertising and Promotion

All costs associated with advertising and promoting products are expensed as incurred. We had no advertising expenses during the nine months ended September 30, 2016 and 2015.

Income Taxes

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Basic and Diluted Loss per Share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the period presented, there were no outstanding potential common stock equivalents and therefore basic and diluted earnings per share result in the same figure.

Stock-Based Compensation

The Company adopted FASB guidance on stock based compensation upon inception on March 3, 2013. Under FASB ASC 718-10-30-2, all share-based payments to employees, including grants of employee stock options, are to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

Uncertain Tax Positions

Effective upon inception on December 31, 1997, the Company adopted new standards for accounting for uncertainty in income taxes. These standards prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These standards also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Various taxing authorities periodically audit the Company’s income tax returns. These audits include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, the Company records allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. The Company has not yet undergone an examination by any taxing authorities.

The assessment of the Company’s tax position relies on the judgment of management to estimate the exposures associated with the Company’s various filing positions. As of September 30, 2016 and December 31, 2015, the Company had no uncertain tax positions.

Note 2 – Going Concern

As shown in the accompanying financial statements, the Company has incurred recurring losses from operations resulting in an accumulated deficit of $88,880, as of September 30, 2016. The Company’s current liabilities exceeded its current assets by $10,807. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments that might result from the outcome of any uncertainty as to the Company’s ability to continue as a going concern. These financial statements also do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 – Spin-Off

On July 31 , 2015, the Company, formerly a wholly-owned subsidiary of Epazz, Inc., was spun-off. As a result, the Company issued a total of 410,860,591 shares (post-split shares of 41,086) to holders of record of Epazz, Inc. as of the close of trading on July 31, 2015 on a 1:1 basis. In addition, 23,000, 000 shares of the Class B Common Stock, 1,000 shares of the Series A Preferred Stock , 1,000 shares of the Series B Preferred Stock and 27 , 653 , 203 shares of the Series C Preferred Stock were issued to holders of record of Epazz, Inc.

The total fair value of the shares issued on August 3, 2015 to related parties w as $76,675 based on an independent valuation on the date of grant; therefore the Company recognized stock based compensation of $76,675 due to the difference in the fair value of the stock exchanged.

Note 4 – Related Parties

Account payable – related party

Account payable – related party is a non interest bearing note payable to Desk Flex, Inc., a subsidiary of Epazz, Inc.  The balance at September 30, 2016 and December 31, 2015 is $9,982.  Imputed interest expense of $599 is included in the statements of operations for each of the nine months ended September 30, 2016 and 2015.

Shares of Class A Common Stock Issued to Related Parties Pursuant to a Stock Distribution

On August 3, 2015, Epazz, Inc. issued 410,860,591 shares (post-split shares of 41,086) of the Common Stock, Class A of the Company among Epazz, Inc.’s shareholders pursuant to the spin-off of the Company from Epazz, Inc. Each shareholder of record on July 31, 2015 was issued one share of Bozki, Inc. Common Stock, Class A for each share of Epazz, Inc. Common Stock, Class A owned by the shareholder. A total of 360,298,357 of these shares (post-split shares of 36,030) were issued to related parties representing approximately 88% of the total shares issued.

Shares of Class B Common Stock Issued to Related Parties Pursuant to a Stock Distribution

On August 3, 2015, Epazz, Inc. issued 23,000,000 shares of the Common Stock, Class B of the Company to Shaun Passley pursuant to the spin-off of the Company from Epazz, Inc. Each shareholder of record on July 31, 2015 was issued one share of Bozki, Inc. Common Stock, Class B for each share of Epazz, Inc. Common Stock, Class B owned by the shareholder. A total of 23,000,000 of these shares were issued to Shaun Passley representing 100% of the total shares issued.

Shares of Series A Preferred Stock Issued to Related Parties Pursuant to a Stock Distribution

On August 3, 2015, Epazz, Inc. issued 1,000 shares of the Series A Preferred Stock of the Company among Epazz, Inc.’s shareholders pursuant to the spin-off of the Company from Epazz, Inc. Each shareholder of record on July 31, 2015 was issued one share of Bozki, Inc. Series A Preferred Stock for each share of Epazz, Inc. Series A Preferred Stock owned by the shareholder. A total of 1,000 of these shares were issued to related parties representing approximately 100% of the total shares issued.

Shares of Series B Preferred Stock Issued to Related Parties Pursuant to a Stock Distribution

On August 3, 2015, Epazz, Inc. issued 1,000 shares of the Series B Preferred Stock of the Company among Epazz, Inc.’s shareholders pursuant to the spin-off of the Company from Epazz, Inc. Each shareholder of record on July 31, 2015 was issued one share of Bozki, Inc. Series B Preferred Stock for each share of Epazz, Inc. Series B Preferred Stock owned by the shareholder. A total of 1,000 of these shares were issued to related parties representing approximately 100% of the total shares issued.

Shares of Series C Convertible Preferred Stock Issued to Related Parties Pursuant to a Stock Distribution

On August 3, 2015, Epazz, Inc. issued 2,765,320,333 shares of the Series C Preferred Stock of the Company among Epazz, Inc.’s shareholders pursuant to the spin-off of the Company from Epazz, Inc. Each shareholder of record on July 31, 2015 was issued one share of Bozki, Inc. Series C Preferred Stock for each share of Epazz, Inc. Series C Preferred Stock owned by the shareholder. A total of 2,765,320,333 of these shares were issued to related parties representing approximately 100% of the total shares issued.

Imputed Shareholder Value

The total fair value of the shares issued on August 3, 2015 was $76,675 based on an independent valuation on the date of grant; therefore the Company recognized of stock based compensation $76,675 due to the difference in the fair value of the stock exchanged.

Note 5 – Fair Value of Financial Instruments

Under FASB ASC 820-10-5, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under GAAP, certain assets and liabilities must be measured at fair value, and FASB ASC 820-10-50 details the disclosures that are required for items measured at fair value.

The Company does not have any financial instruments that must be measured under the new fair value standard. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels are as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability.

The following schedule summarizes the valuation of financial instruments at fair value on a non-recurring basis in the balance sheets as of September 30, 2016 and December 31, 2015, respectively:

	Fair Value Measurements at September 30, 2016
	Level 1	Level 2	Level 3
Assets
Cash	$–	$–	$–
Total assets	–	–	–
Liabilities
Accounts payable, related party	–	9,982	–
Accounts payable	–	825	–
Total Liabilities	–	10,807	–
	$–	$10,807	$–

	Fair Value Measurements at December 31, 2015
	Level 1	Level 2	Level 3
Assets
Cash	$–	$–	$–
Total assets	–	–	–
Liabilities
Accounts payable, related party	–	9,982	–
Accounts payable	–	825	–
Total Liabilities	–	10,807	–
	$–	$10,807	$–

There were no transfers of financial assets or liabilities between Level 1 and Level 2 inputs during the nine months ended September 30, 2016 and 2015.

Level 2 liabilities consist of intercompany debt arrangements and accounts payable. No fair value adjustment was necessary during the nine months ended September 30, 2016 and 2015.

Note 6 – Stockholder’s Deficit

On October 1, 2016, the Board of Directors, consisting solely of Shaun Passley, the Company’s majority shareholder, amended the Article of Incorporation to change the par value and number of authorized shares of each class of common and series of preferred stock, in addition to the modification of the attributes and dividends. The disclosures herein reflect these modifications and the changes to the par value have been retroactively reflected throughout.

Preferred Stock, Series A

The Company has 1,000,000 authorized shares of $0.01 par value Series A Convertible Preferred Stock (“Series A Preferred Stock”). The Series A Preferred Stock accrues dividends equal to 1.5% of the Company’s net income per quarter, beginning on January 1st of any calendar year in which the Company has generated net income over $1 million. The dividends are payable at the discretion of the Company, provided that any unpaid dividends accrue until paid. The Series A Preferred Stock includes a liquidation preference equal to $0.01 per share, plus any accrued and unpaid dividends. Series A Preferred Stock has a stated value of $100, affective November 1, 2016. The Series A Preferred Stock has limited voting rights, relating solely to matters which adversely affect the rights of the Series A Preferred Stock holders. Series A Preferred Stock does not convert into any other class of stock.

On August 3, 2015, Epazz, Inc. issued 1,000 shares of the Series A Preferred Stock of the Company among Epazz, Inc.’s shareholders pursuant to the spin-off of the Company from Epazz, Inc. Each shareholder of record on July 31, 2015 was issued one share of Bozki, Inc. Series A Preferred Stock for each share of Epazz, Inc. Series A Preferred Stock owned by the shareholder. A total of 1,000 of these shares were issued to related parties representing approximately 100% of the total shares issued.

The total fair value of the shares issued on August 3, 2015 to related parties was $ 7 based on an independent valuation on the date of grant; therefore the Company recognized stock based compensation of $7 due to the difference in the fair value of the stock exchanged.

Preferred Stock, Series B

The Company has 1,000,000 authorized shares of $0.01 par value Series B Convertible Preferred Stock (“Series B Preferred Stock”). The Series B Preferred Stock accrues dividends equal to 1.5% of the Company’s net income per quarter, beginning on January 1st of any calendar year in which the Company has generated net income over $1 million. The dividends are payable at the discretion of the Company, provided that any unpaid dividends accrue until paid. The Series B Preferred Stock includes a liquidation preference equal to $0.01 per share, plus any accrued and unpaid dividends. Series B Preferred Stock has a stated value of $100, affective November 1, 2016. The Series B Preferred Stock has limited voting rights, relating solely to matters which adversely affect the rights of the Series B Preferred Stock holders. Series B Preferred Stock does not convert into any other class of stock.

On August 3, 2015, Epazz, Inc. issued 1,000 shares of the Series B Preferred Stock of the Company among Epazz, Inc.’s shareholders pursuant to the spin-off of the Company from Epazz, Inc. Each shareholder of record on July 31, 2015 was issued one share of Bozki, Inc. Series B Preferred Stock for each share of Epazz, Inc. Series B Preferred Stock owned by the shareholder. A total of 1,000 of these shares were issued to related parties representing approximately 100% of the total shares issued.

The total fair value of the shares issued on August 3, 2015 to related parties was $7 based on an independent valuation on the date of grant; therefore the Company recognized stock based compensation of $7 due to the difference in the fair value of the stock exchanged.

Convertible Preferred Stock, Series C

The Company has 6,000,000 authorized shares of $0.01 par value Series C Convertible Preferred Stock (“Series C Preferred Stock”). The Series C Preferred Stock accrues dividends equal to 1.5% of the Company’s revenues per quarter, beginning on January 1 st of any calendar year in which the Company has generated revenue over $1 million, and an additional 6% of the Company’s net income beginning on January 1 st of any calendar year in which the Company has generated net income over $2 million. The dividends are payable at the discretion of the Company, provided that any unpaid dividends accrue until paid. The Series C Preferred Stock includes a liquidation preference equal to $0.01 per share, plus any accrued and unpaid dividends. Series C Preferred Stock has a stated value of $1, effective November 1, 2016. T he Series C Preferred Stock, converts into the number of Common A stock which equals the state value of the Series C Preferred Stock . The Series C Preferred Stock shall each vote three voting share and shall vote together with the Common Stock of the Company. The Company shall reserve and keep available out of its authorized but unissued shares of Class A Common Stock such number of shares sufficient to effect the conversions. Forced Conversion.  Series C Preferred Stock may be forced converted into Class A Common Shares (with 5 business days’ written notice from the Corporation) if and only if the Corporation’s Class A Common Stock is listed on a National Securities Exchange (as defined under the Securities Exchange Act of 1934, as amended), Market Value of Class A Common Stock is double the stated value of Series C Preferred Stock and the Class A Common Stock underlying the Series C Preferred Stock is registered with the Securities Exchange Commission (“Forced Conversion”).

On August 3, 2015, Epazz, Inc. issued 2 7 , 65 3 , 20 3 shares of the Series C Preferred Stock of the Company among Epazz, Inc.’s shareholders pursuant to the spin-off of the Company from Epazz, Inc. Each shareholder of record on July 31, 2015 was issued one share of Bozki, Inc. Series C Preferred Stock for each share of Epazz, Inc. Series C Preferred Stock owned by the shareholder. A total of 2 7 , 65 3 , 20 3 of these shares were issued to related parties representing approximately 100% of the total shares issued.

The total fair value of the shares issued on August 3, 2015 to related parties was $76,6 61 based on an independent valuation on the date of grant; therefore the Company recognized stock based compensation of $76,6 61 due to the difference in the fair value of the stock exchanged.

Common Stock, Class A

The Company has 250,000,000 authorized shares of $0.01 par value Class A Common Stock.

On August 3, 2015, Epazz, Inc. issued 410,860,591 (post-split shares of 41,086) shares of the Common Stock, Class A of the Company among Epazz, Inc.’s shareholders pursuant to the spin-off of the Company from Epazz, Inc. Each shareholder of record on July 31, 2015 was issued one share of Bozki, Inc. Common Stock, Class A for each share of Epazz, Inc. Common Stock, Class A owned by the shareholder. A total of 360,298,357 (post-split shares of 36,030) of these shares were issued to related parties representing approximately 88% of the total shares issued.

The total fair value of the shares issued on August 3, 2015 to related parties was $ 0 based on an independent valuation on the date of grant; therefore the Company recognized stock based compensation of $ 0 due to the difference in the fair value of the stock exchanged.

Convertible Common Stock, Class B

The Company has 23,000,000 authorized shares of $0.01 par value Convertible Class B Common Stock, convertible at the option of the holder into shares of the Company’s Class A Common Stock on a 1:1 basis. The Convertible Class B Common Stock carries preferential voting rights of 10,000 votes to each Class A Common Stock vote (10,000:1). The Company shall reserve and keep available out of its authorized but unissued shares of Class A Common Stock such number of shares sufficient to effect the conversions.

On August 3, 2015, Epazz, Inc. issued 23,000,000 shares of the Common Stock, Class B of the Company to Shaun Passley pursuant to the spin-off of the Company from Epazz, Inc. Each shareholder of record on July 31, 2015 was issued one share of Bozki, Inc. Common Stock, Class B for each share of Epazz, Inc. Common Stock, Class B owned by the shareholder. A total of 23,000,000 of these shares were issued to Shaun Passley representing 100% of the total shares issued.

The total fair value of the shares issued on August 3, 2015 to related parties was $ 0 based on an independent valuation on the date of grant; therefore the Company recognized stock based compensation of $ 0 due to the difference in the fair value of the stock exchanged.

Note 7 – Income Taxes

The Company accounts for income taxes under FASB ASC 740-10, which requires use of the liability method. FASB ASC 740-10-25 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences.

During the nine months ended September 30, 2016 and 2015, the Company incurred a net operating loss and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. As of September 30, 2016, the Company had approximately $1,324 of federal net operating losses. The net operating loss carry forwards, if not utilized, will begin to expire in 2035.

The components of the Company’s deferred tax asset are as follows:

	September 30,	December 31,
	2016	2015
Deferred tax assets:
Net operating loss carry forwards	$ (940)	$ (940)

Net deferred tax assets before valuation allowance	329	$329
Less: Valuation allowance	(329)	(329)
Net deferred tax assets	$–	$–

Based on the available objective evidence, including the Company’s history of losses, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets as of September 30, 2016.

A reconciliation between the amounts of income tax benefit determined by applying the applicable U.S. and State statutory income tax rate to pre-tax loss is as follows:

September 30,
2016

Federal and state statutory rate	35%
Change in valuation allowance on deferred tax assets	(35)%

In accordance with FASB ASC 740, the Company has evaluated its tax positions and determined there are no uncertain tax positions.

Note 8 – Subsequent Events

On October 1, 2016, the Company signed a license agreement with Cloud Software, to license their software products in exchange the Company agreed to assume certain liabilities and an earn-out agreement. Cloud Software is control by Bozki, Inc. CEO, Shaun Passley.

On October 1, 2016 the Company amended its Articles of Incorporation to change authorized chares as follows:

	Previously	New Authorized
	Authorized	Shares
Common Stock, Class A	1,000,000,000	250,000,000
Common Stock, Class B	60,000,000	23,000,000
Preferred Stock, Series A	1,000	1,000,000
Preferred Stock, Series B	1,000	1,000,000
Preferred Stock, Series C	3,000,000,000	6,000,000

On October 1, 2016 the Company’s Board of Directors authorized a 10,000 to 1 reverse stock split of Company’s Class A common stock for shareholders of record as of October 1, 2016. Shareholders with less than 100 shares post-split were increased to a 100 share minimum.

On October 2, 2016, Shaun Passley converted 9,000,000 shares (post-split shares of 90,000) of Preferred Stock, Series C to 27,000,000 shares of Common Stock, Class A at a conversion ratio of 1 share Preferred Stock, Series C for 3 shares of Common Stock, Class A.

On October 3, 2016, GG Mars Capital, Inc. (a related party) converted 900,000 shares (post-split shares of 9,000) of Preferred Stock, Series C to 2,700,000 shares of Common Stock, Class A at a conversion ratio of 1 share Preferred Stock, Series C for 3 shares of Common Stock, Class A.

On October 3, 2016, Star Financial Corporation (a related party) converted 900,000 shares (post-split shares of 9,000) of Preferred Stock, Series C to 2,700,000 shares of Common Stock, Class A at a conversion ratio of 1 share Preferred Stock, Series C for 3 shares of Common Stock, Class A.

On November 1, 2016, Shaun Passley converted 2,234,616,000 shares (post-split shares of 22,346,160) of Preferred Stock, Series C to 744,872 shares of Preferred Stock, Series A at a conversion ratio of 1 share Preferred Stock, Series A for 3,000 shares of Preferred Stock, Series C.

On November 2, 2016, GG Mars Capital, Inc. (a related party) converted 44,706,667 shares (post-split shares of 447,067) of Preferred Stock, Series C to 388,754 shares of Preferred Stock, Series B at a conversion ratio of 1 share Preferred Stock, Series B for 115 shares of Preferred Stock, Series C.

On November 2, 2016, L & F Lawn Services, Inc. (a related party) converted 2,739,914 shares (post-split shares of 27.399) of Preferred Stock, Series C to 23,826 shares of Preferred Stock, Series B at a conversion ratio of 1 share Preferred Stock, Series B for 115 shares of Preferred Stock, Series C.

On November 2, 2016, Star Financial Corporation (a related party) converted 44,900,000 shares (post-split shares of 449,000) of Preferred Stock, Series C to 390,435 shares of Preferred Stock, Series B at a conversion ratio of 1 share Preferred Stock, Series B for 115 shares of Preferred Stock, Series C.

On November 2, 2016, Craig Passley (a related party) converted 12,000,000 shares (post-split shares of 120,000) of Preferred Stock, Series C to 104,348 shares of Preferred Stock, Series B at a conversion ratio of 1 share Preferred Stock, Series B for 115 shares of Preferred Stock, Series C.

On November 3, 2016 the Company’s Board of Directors authorized a 100 to 1 reverse stock split of Company’s Series C preferred stock for shareholders of record as of November 3, 2016.

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